Exhibit 99.1
FOR IMMEDIATE RELEASE
FirstMerit Corporation
Analysts: Thomas O’Malley/Investor Relations Officer
Phone: 330.384.7109
Media Contact: Robert Townsend/Media Relations Officer
Phone: 330.384.7075
FirstMerit Corporation Completes Repurchase of Preferred Stock from the U.S. Department of Treasury
Akron, Ohio (April 22, 2009) — FirstMerit Corporation (Nasdaq: FMER) announced today that it has completed the repurchase of all 125,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, each without par value and having a liquidation preference of $1,000 per share, from the United States Department of the Treasury. The preferred shares were repurchased at a price of approximately $126,163,194, which includes accrued and unpaid dividends of approximately $1,163,194. Previously, in January 2009, FirstMerit issued and sold the preferred shares, along with a warrant to purchase 952,260 shares of FirstMerit’s common stock, to the Treasury pursuant to the Capital Purchase Program of the Treasury’s Troubled Assets Relief Program.
“As indicated in our press release issued on April 16, 2009, we believe that our repurchase of the preferred shares is in the best long-term interest of our shareholders,” said Paul G. Greig, Chairman, President and Chief Executive Officer of FirstMerit Corporation. “Based upon our strong capital position, we are well positioned to continue our current lending practices in the communities we serve and are able to send a strong message to our shareholders that we are a stable and secure institution.”
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FirstMerit Completes Repurchase of Preferred Stock / Page 2
FirstMerit has 15 days from the repurchase date to determine if it will offer to repurchase the common share warrant issued to the Treasury or allow the Treasury to liquidate the warrant in the open market. FirstMerit is evaluating whether it will repurchase the warrant.
About FirstMerit
FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $11.1 billion as of December 31, 2008 and 160 banking offices and 182 ATMs in 25 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., and FirstMerit Community Development Corporation.
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